Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
636.940.6000

FOR RELEASE:	July 29, 2015

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS STRONG
QUARTERLY EARNINGS AND SHIPMENTS
Second Quarter 2015 Highlights

•	Quarterly earnings per share of $1.54 vs. prior year of $1.51 - up 2%

•	Quarterly adjusted EBITDA of $68.5 million vs. prior year of $60.2 million - up 14%

•	Quarterly railcar shipments of 2,397 vs. prior year of 2,140 - up 12%

•	Share Repurchase Program of up to $250 million approved by the Board of Directors
St. Charles, MO, July 29, 2015 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2015 financial results. Jeff Hollister, President and CEO of ARI, commented, “The second quarter of 2015 was strong for earnings due to high shipments, continued growth in leasing and improved operating margins. We continue to benefit from the growth of our lease fleet, our ability to efficiently produce high quality hopper and tank railcars and operate at healthy volumes of production at our facilities.”
“We continue to grow our railcar services segment by increasing efficiencies across our facilities and expanding certain facilities based on strong demand for services. The expansions at our Marmaduke facility and three repair plants are expected to be completed this year, increasing our capacity and flexibility supporting strong demand for repair work.  The Marmaduke expansion will also improve our flexibility for tank railcar manufacturing going forward,” Hollister added.
Second Quarter Summary
Total consolidated revenues were $192.0 million for the second quarter of 2015, a decrease of 19% when compared to $237.5 million for the same period in 2014. This decrease was primarily driven by decreased manufacturing revenues due to a higher mix of railcars shipped for the Company's lease fleet relative to direct sale shipments. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues were $144.5 million for the second quarter of 2015, a decrease of 30% compared to the same period in 2014. During the second quarter of 2015, ARI shipped 1,378 direct sale railcars and 1,019 railcars built for the Company's lease fleet, compared to 1,670 direct sale railcars and 470 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 43% of ARI’s railcar shipments during the second quarter of 2015 compared to 22% for the same period in 2014. In addition, hopper railcar shipments for direct sale increased while tank railcar shipments for direct sale decreased in the second quarter of 2015 compared to the same period of 2014. This has resulted in a greater mix of hopper railcars shipped for direct sale, which generally sell at lower prices than tank railcars due to less material and labor content.
Manufacturing revenues for the second quarter of 2015 exclude $123.7 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $61.3 million for the same period in 2014. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of both hopper and tank railcars shipped for lease during the second quarter of 2015 compared to the same period of 2014. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $28.2 million for the second quarter of 2015, an increase of 103% over the $13.9 million for the comparable period in 2014. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had 9,399 railcars in its lease fleet as of June 30, 2015, compared to 5,390 railcars as of June 30, 2014.
Railcar services revenues were $19.3 million for the second quarter of 2015, an increase of 12% compared to $17.3 million for the same period in 2014. The primary reasons for the increase in revenue were an increase in demand and a favorable change in the mix of work at our repair facilities and the additional capacity resulting from our Brookhaven repair facility that became operational during the third quarter of 2014.
Consolidated earnings from operations were $55.3 million for the second quarter of 2015, an increase of 7% over the $51.9 million for the same period in 2014. The increase in consolidated earnings from operations was due to increased earnings in the Company's railcar leasing and railcar services segments as well as lower corporate expenses, partially offset by a decrease in earnings from the railcar manufacturing segment.
Consolidated operating margins increased to 28.8% for the second quarter of 2015, compared to 21.8% for the same period in 2014. This increase was primarily driven by the growth of the Company’s lease fleet, as well as higher margins in the Company's manufacturing and railcar services segments due to stronger operating efficiencies.
Manufacturing earnings from operations were $34.7 million for the second quarter of 2015 compared to $44.6 million for the same period in 2014. This decrease was due primarily to a higher mix of railcars shipped for our lease fleet relative to direct sale shipments and a higher mix of hopper railcars relative to tank railcars, as discussed above. Estimated profit on railcars built for the Company’s lease fleet was $35.2 million and $19.6 million for the second quarter of 2015 and 2014, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $17.0 million for the second quarter of 2015 compared to $7.4 million for the same period in 2014. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
Railcar services earnings from operations were $3.9 million for the second quarter of 2015 compared to $3.1 million for the same period in 2014. This increase was primarily due to the increase in revenues driven by the increased demand and favorable change in the mix of work and the additional capacity resulting from the Company's Brookhaven repair facility, as discussed above.
Selling, general and administrative expenses were $5.3 million for the second quarter of 2015 compared to $6.8 million for the same period in 2014. This $1.5 million decrease was primarily due to lower consulting costs and other corporate expenses.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $68.5 million for the second quarter of 2015 compared to $60.2 million for the comparable quarter of 2014. The increase resulted primarily from increased earnings from operations as discussed above and earnings from joint ventures improving by $1.8 million for the second quarter of 2015 compared to the same period in 2014. The improvement experienced by the Company's joint ventures was driven by increased sales and production levels due to strong railcar industry demand and improved efficiencies at our Axis joint venture. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the second quarter of 2015 were $33.0 million, or $1.54 per share compared to $32.2 million, or $1.51 per share, in the same period in 2014. This increase was driven primarily by increased consolidated earnings from operations and improved results from the Company's joint ventures, as discussed above, partially offset by an increase in interest expense due to a higher average debt balance and a higher weighted average interest rate as a result of increased borrowings to support the growth of the Company's lease fleet.
Year-to-Date Results
Consolidated revenues for the first six months of 2015 were $455.8 million compared to $419.6 million for the comparable period in 2014. The Company shipped 3,395 direct sale railcars and 1,670 railcars built for the Company's lease fleet during the first half of 2015, compared to 2,800 direct sale railcars and 950 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 33% of ARI's railcar shipments in the first six months of 2015, compared to 25% for the same period in 2014.
Consolidated earnings from operations for the first six months of 2015 were $115.3 million, and up by 30% from $88.4 million for the comparable period in 2014. Consolidated earnings from operations for the first six months of 2015 and 2014 excluded $60.9 million and $39.4 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 25.3% for the first six months of 2015, compared to 21.1% for the comparable period of 2014, primarily due to increased earnings due to the growth in the lease fleet and strong efficiencies as a result of ramped up production for hopper railcars.
Adjusted EBITDA was $140.5 million for the first six months of 2015, and up by $32.7 million from $107.8 million for the comparable period in 2014. The increase resulted primarily from increased consolidated earnings from operations, in addition to an improvement of $4.2 million from earnings (loss) from joint ventures for the first six months of 2015 compared to the same period in 2014.
Net earnings for the first six months of 2015 were $67.9 million, or $3.18 per share, compared to $53.0 million, or $2.48 per share, for the comparable period in 2014, due to increased earnings from operations and improved joint venture earnings partially offset by increased interest expense.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first six months of 2015 of $120.3 million. As of June 30, 2015, ARI had working capital of $322.0 million, including $236.3 million of cash and cash equivalents. In January 2015, the Company raised $625.5 million to increase cash, refinance its prior lease fleet financings and extend the maturity of its debt. The financing provided the Company with net cash of $211.6 million. As of June 30, 2015, ARI had $614.6 million of debt outstanding under the refinanced lease fleet financing facility.
At the board meeting in July, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of September 16, 2015 that will be paid on September 30, 2015.

Stock Repurchase Program
On July 28, 2015, the Company's Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”) pursuant to which the Company may, from time to time, repurchase up to $250 million of its common stock. As part of the Stock Repurchase Program, shares may be purchased in open market transactions including through block purchases, through privately negotiated transactions, pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), through tender offers or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Exchange Act on terms to be determined from time to time.
The Stock Repurchase Program will end upon the earlier of the date on which the plan is terminated by the Board or when all authorized repurchases are completed. The Stock Repurchase Program does not obligate the Company to purchase any particular amount of common stock at any particular price or at all. The Stock Repurchase Program may be suspended, modified, or terminated by the Company's Board of Directors at any time for any reason.
Backlog
ARI's backlog as of June 30, 2015 was 8,454 railcars with an estimated value of $879.7 million. Of the total backlog, 1,454, or 17%, were railcars subject to lease with an estimated market value of $155.1 million. Management expects that the Company's lease fleet will exceed 10,000 railcars by the end of 2015.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, July 30, 2015 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2015 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the Company's intention to repurchase shares of its common stock under the Stock Repurchase Program, statements regarding industry trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, trends relating to operating margins or manufacturing efficiencies, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated benefits of agreements with ACF, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian final regulations related to the transportation of flammable liquids by rail released on May 1, 2015; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$236,276	$88,109
Restricted cash	17,054	7,178
Accounts receivable, net	31,446	33,618
Accounts receivable, due from related parties	17,565	33,027
Income taxes receivable	12,091	33,879
Inventories, net	117,342	117,007
Deferred tax assets	6,968	7,688
Prepaid expenses and other current assets	6,148	5,353
Total current assets	444,890	325,859
Property, plant and equipment, net	166,376	160,787
Railcars on leases, net	784,083	663,315
Deferred debt issuance costs, net	5,190	2,148
Goodwill	7,169	7,169
Investments in and loans to joint ventures	30,565	29,168
Other assets	7,544	3,963
Total assets	$1,445,817	$1,192,409
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$59,664	$68,789
Accounts payable, due to related parties	3,766	2,793
Accrued expenses and taxes	20,099	5,208
Accrued compensation	13,524	15,046
Deferred revenue	40	16,723
Short-term debt, including current portion of long-term debt	25,781	110,612
Total current liabilities	122,874	219,171
Long-term debt, net of current portion	588,783	298,342
Deferred tax liability	177,898	168,349
Pension and post-retirement liabilities	8,026	8,544
Other liabilities	2,538	2,587
Total liabilities	900,119	696,993
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of June 30, 2015 and December 31, 2014	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	311,807	260,943
Accumulated other comprehensive loss	(5,931)	(5,349)
Total stockholders’ equity	545,698	495,416
Total liabilities and stockholders’ equity	$1,445,817	$1,192,409

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Manufacturing (including revenues from affiliates of $61,743 and $182,939 for the three and six months ended June 30, 2015, respectively, and $91,135 and $132,370 for the same periods in 2014)	$144,481	$206,364	$366,292	$360,327
Railcar leasing	28,216	13,885	52,801	25,631
Railcar services (including revenues from affiliates of $6,406 and $12,786 for the three and six months ended June 30, 2015, respectively, and $4,699 and $8,662 for the same periods in 2014)	19,301	17,260	36,681	33,666
Total revenues	191,998	237,509	455,774	419,624
Cost of revenues:
Manufacturing	(107,714)	(160,033)	(282,248)	(278,398)
Railcar leasing	(8,993)	(5,382)	(16,694)	(9,873)
Railcar services	(14,737)	(13,424)	(28,582)	(26,789)
Total cost of revenues	(131,444)	(178,839)	(327,524)	(315,060)
Gross profit	60,554	58,670	128,250	104,564
Selling, general and administrative	(5,315)	(6,820)	(12,996)	(16,207)
Net gains on disposition of leased railcars	25	—	25	—
Earnings from operations	55,264	51,850	115,279	88,357
Interest income (including income from related parties of $538 and $1,095 for the three and six months ended June 30, 2015, respectively, and $613 and $1,240 for the same periods in 2014)	550	619	1,113	1,260
Interest expense	(5,694)	(1,843)	(10,432)	(3,515)
Loss on debt extinguishment	—	—	(2,126)	(1,896)
Other Income	5	27	11	32
Earnings (Loss) from joint ventures	2,141	335	3,938	(266)
Earnings before income taxes	52,266	50,988	107,783	83,972
Income tax expense	(19,297)	(18,772)	(39,838)	(30,986)
Net earnings	$32,969	$32,216	$67,945	$52,986
Net earnings per common share—basic and diluted	$1.54	$1.51	$3.18	$2.48

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
	(in thousands)
Three Months Ended June 30, 2015
Manufacturing	$144,481	$123,693	$268,174	$34,719	$35,222	$69,941
Railcar leasing	28,216	—	28,216	16,954	22	16,976
Railcar services	19,301	94	19,395	3,901	(21)	3,880
Corporate/Eliminations	—	(123,787)	(123,787)	(310)	(35,223)	(35,533)
Total Consolidated	$191,998	$—	$191,998	$55,264	$—	$55,264
Three Months Ended June 30, 2014
Manufacturing	$206,364	$61,305	$267,669	$44,597	$19,627	$64,224
Railcar leasing	13,885	—	13,885	7,399	(64)	7,335
Railcar services	17,260	52	17,312	3,116	10	3,126
Corporate/Eliminations	—	(61,357)	(61,357)	(3,262)	(19,573)	(22,835)
Total Consolidated	$237,509	$—	$237,509	$51,850	$—	$51,850
Six Months Ended June 30, 2015
Manufacturing	$366,292	$207,424	$573,716	$79,512	$60,867	$140,379
Railcar leasing	52,801	—	52,801	31,740	—	31,740
Railcar services	36,681	196	36,877	6,741	6	6,747
Corporate/Eliminations	—	(207,620)	(207,620)	(2,714)	(60,873)	(63,587)
Total Consolidated	$455,774	$—	$455,774	$115,279	$—	$115,279
Six Months Ended June 30, 2014
Manufacturing	$360,327	$125,334	$485,661	$78,252	$39,357	$117,609
Railcar leasing	25,631	—	25,631	13,629	(33)	13,596
Railcar services	33,666	184	33,850	5,297	48	5,345
Corporate/Eliminations	—	(125,518)	(125,518)	(8,821)	(39,372)	(48,193)
Total Consolidated	$419,624	$—	$419,624	$88,357	$—	$88,357

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Net earnings	$67,945	$52,986
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	20,971	15,672
Amortization of deferred costs	228	236
Loss (Gain) on disposal of property, plant, equipment and leased railcars	2	(3)
(Earnings) Losses from joint ventures	(3,938)	266
Provision for deferred income taxes	10,129	7,034
Provision for allowance for doubtful accounts receivable	(20)	(16)
Items related to financing activities:
Loss on debt extinguishment	2,126	1,896
Changes in operating assets and liabilities:
Accounts receivable, net	2,164	(4,990)
Accounts receivable, due from related parties	15,426	(5,105)
Income taxes receivable	21,867	—
Inventories, net	(431)	(2,171)
Prepaid expenses and other current assets	(881)	(2,942)
Accounts payable	(9,107)	3,861
Accounts payable, due to related parties	973	512
Accrued expenses and taxes	(3,297)	(12,543)
Other	(3,848)	2,900
Net cash provided by operating activities	120,309	57,593
Investing activities:
Purchases of property, plant and equipment	(15,354)	(7,482)
Capital expenditures - leased railcars	(132,578)	(86,521)
Proceeds from the sale of property, plant, equipment and leased railcars	113	243
Proceeds from repayments of loans by joint ventures	2,500	2,000
Net cash used in investing activities	(145,319)	(91,760)
Financing activities:
Repayments of long-term debt	(419,698)	(199,180)
Proceeds from long-term debt	625,306	318,682
Change in interest reserve related to long-term debt	(9,876)	(47)
Payment of common stock dividends	(17,082)	(17,082)
Debt issuance costs	(5,271)	(2,425)
Net cash provided by financing activities	173,379	99,948
Effect of exchange rate changes on cash and cash equivalents	(202)	22
Increase in cash and cash equivalents	148,167	65,803
Cash and cash equivalents at beginning of period	88,109	97,252
Cash and cash equivalents at end of period	$236,276	$163,055

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net earnings	$32,969	$32,216	$67,945	$52,986
Income tax expense	19,297	18,772	39,838	30,986
Interest expense	5,694	1,843	10,432	3,515
Loss on debt extinguishment	—	—	2,126	1,896
Interest income	(550)	(619)	(1,113)	(1,260)
Depreciation	10,910	7,989	20,971	15,672
EBITDA	$68,320	$60,201	$140,199	$103,795
Expense related to stock appreciation rights compensation	184	(34)	291	3,972
Adjusted EBITDA	$68,504	$60,167	$140,490	$107,767

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.